UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)                                                                             March 7, 2008

Oglethorpe Power Corporation

(An Electric Membership Corporation)

(Exact name of Registrant as specified in its charter)

GEORGIA	33-7591	58-1211925
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 East Exchange Place
Tucker, Georgia	30084-5336
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(770) 270-7600

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.                          Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Oglethorpe has two interest rate swap arrangements in place with AIG Financial Products Corp. (“AIG-FP”) as swap counterparty, which were designed to create a contractual fixed rate of interest on $322 million of variable rate pollution control bonds (“PCBs”). These transactions were entered into in early 1993 on a forward basis, pursuant to which approximately $200 million of variable rate PCBs were issued in November 1993, and approximately $122 million of variable rate PCBs were issued in December 1994.  Oglethorpe is obligated to pay the variable interest rate that accrues on these PCBs; however, the swap arrangements provided a mechanism for Oglethorpe to achieve a contractual fixed rate which was lower than Oglethorpe would have obtained had it issued fixed rate bonds at that time.

In February 2008, Oglethorpe received notice from AIG-FP of its election to begin paying an alternative variable rate under the swaps that is based on the Securities Industry and Financial Markets Association (“SIFMA”) municipal swap index rather than the variable rate accruing on the bonds. AIG-FP had the right to make this election pursuant to certain contractual terms between Oglethorpe and AIG-FP.  At the point AIG-FP began making payments to Oglethorpe based on the SIFMA index, Oglethorpe’s all-in cost under the swap arrangements increased significantly.  AIG-FP’s election to use the SIFMA index, along with other factors pursuant to the contract between Oglethorpe and AIG-FP, triggered options for Oglethorpe to terminate the swaps with AIG-FP.

Oglethorpe elected to exercise its option to terminate the interest rate swaps with AIG-FP, and provided notice of such election to AIG-FP on March 7, 2008, thereby accelerating its financial obligation.  Oglethorpe estimates that its aggregate liability for termination payments under both swap arrangements with AIG-FP, had such payments been due on December 31, 2007, would have been approximately $33 million.  Oglethorpe expects to satisfy this financial obligation and make termination payments to AIG-FP later this month.

Oglethorpe also has two swaps in place with JPMorgan Chase Bank (“JPMC”) as swap counterparty that became effective August 2006.  These swaps use as notional principal a portion of the PCBs and were designed to convert the variable rate of interest Oglethorpe receives under the swaps with AIG-FP to a longer-term contractual variable rate of interest that Oglethorpe receives from JPMC.

In connection with the termination of the swaps with AIG-FP, Oglethorpe also expects to terminate the swaps with JPMC in March 2008.  Oglethorpe estimates that the termination payments from JPMC to Oglethorpe had such termination occurred on December 31, 2007, would have been approximately $2.3 million.  Oglethorpe expects to receive termination payments from JPMC later this month.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OGLETHORPE POWER CORPORATION
(AN ELECTRIC MEMBERSHIP
CORPORATION)

By:	/s/ Thomas A. Smith
Thomas A. Smith
President and Chief Executive Officer

Date:  March 12, 2008